                                                                   EXHIBIT 11.2

                       DONALDSON, LUFKIN & JENRETTE, INC.
             SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
             COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING
               AND DILUTED EARNINGS PER SHARE FOR THE YEARS ENDED
                        DECEMBER 31, 1997, 1996 AND 1995



                                                                            Years Ended December 31,

                                                                    1997             1996            1995
                                                                    ----             ----            ----
                                                                     (in thousands, except per share data)

Weighted Average Common Shares:
    Average Common Shares Outstanding                              55,139           53,300          50,570
    Average Restricted Stock Units Outstanding                      3,543            5,152             894
    Average Common Shares Issuable Under
      Employee Benefit Plans                                        3,830              904             116
    Average Common Shares Issuable for
      Convertible Debt                                                237                -               -
                                                                 --------         --------        --------


Weighted Average Common Shares Outstanding                         62,749           59,356          51,580

Earnings:
   Net Income                                                    $408,250         $291,300        $179,100
    Less:  Preferred Stock Dividend Requirement                    12,144           18,653          19,868

    Less: Interest, net of Taxes on Convertible Debt                  308                -               -
                                                                 --------         --------        --------

Earnings Applicable to Diluted Common Shares                     $396,414         $272,647        $159,232
                                                                 ========         ========        ========

Diluted Earnings Per Common Share:                               $   6.32         $   4.59        $   3.09
                                                                 ========         ========        ========












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